FOR IMMEDIATE RELEASE
Exhibit 99.1

JOHN L. NUSSBAUM TO RETIRE AS CHAIRMAN
DEAN A. FOATE ELECTED AS SUCCESSOR
MICHAEL V. SCHROCK APPOINTED AS LEAD DIRECTOR

NEENAH, WI, November 19, 2012 -- Plexus Corp. (NASDAQ: PLXS) today announced that John L. Nussbaum, the non-executive Chairman of the Board of Directors, informed the Board of his intention to retire from the Board effective as of Plexus' 2013 Annual Meeting of Shareholders on February 13, 2013.

Mr. Nussbaum is a co-founder of Plexus, has been a member of the Board since 1980, and has served as Chairman since his retirement as Chief Executive Officer in 2002.

Consistent with its succession planning, the Board appointed Dean A. Foate, Plexus' President and Chief Executive Officer, to succeed Mr. Nussbaum as Chairman, effective after the 2013 Annual Meeting of Shareholders on February 13, 2013. Mr. Foate joined Plexus in 1984, has been a member of the Board since 2000, and has served as Plexus' President and CEO since 2002. Mr. Foate was previously Plexus' Chief Operating Officer and Executive Vice President, and President of Plexus' Engineering Solutions business.

Commenting on Mr. Nussbaum's retirement, Mr. Foate said, “On behalf of the Plexus Board, our employees and our shareholders, we thank John for his leadership, passion and dedication throughout the past 33 years. John's vision and drive have been essential to the successful evolution of Plexus' strategy and our leadership in the electronic manufacturing services industry. All of us at Plexus sincerely thank John for his many important contributions and wish him the best in his well-earned retirement.”

Mr. Nussbaum said, “While it is difficult to retire from the company I have been a part of for so many years, I look forward to spending more time with family and friends. I have full confidence that Plexus will continue to thrive in the years ahead, and I remain steadfast in my support of the company's leadership and its strategy to deliver increasing value to shareholders.”

In connection with these changes, the Board also modified its leadership structure to add the position of Lead Director. The independent directors, acting in executive session, appointed Michael V. Schrock to serve as the Board's Lead Director, effective after the 2013 Annual Meeting of Shareholders on February 13, 2013. Mr. Schrock, an independent director, has been a member of Plexus' Board since 2006. He is President and Chief Operating Officer of Pentair Ltd., a global water, fluid, thermal management, and equipment protection manufacturer. Prior to joining Pentair, Mr. Schrock held various senior management positions with Honeywell International Inc., a diversified technology and manufacturing company.

Mr. Foate continued, "Mike Schrock, with his depth of public company leadership experience and history with Plexus, brings a unique and valuable perspective to our meetings. We are pleased that he will serve as our Lead Director. We believe that the role of the independent Lead Director will provide the same benefits as an independent Chairman in terms of oversight, access and an independent voice with significant input into corporate governance.”

The duties of Lead Director are described in Plexus' Corporate Governance Guidelines, which are available at www.plexus.com.

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. - The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

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